UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER ILS INTERVAL FUND

(Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 2025

AMUNDI US ADVISORY

Planned Pioneer Fund Reorganizations — March 27th Shareholder Meeting Date

Important news: ISS recommends shareholders vote FOR the reorganizations

Amundi US is pleased to inform clients that independent proxy advisory firm Institutional Shareholder Services, Inc. (ISS) has recommended that shareholders of each of the open-end Pioneer Funds vote “FOR” the planned reorganization of the Pioneer Funds into newly-created Victory Pioneer Funds.

Shareholders recently received, by mail or email, important proxy material requesting that shareholders vote to approve a proposal regarding the reorganization of each Pioneer Fund into a corresponding, newly-created Fund within the Victory Funds. This proposal will be presented at the Special Meeting of Shareholders scheduled to be held on Thursday, March 27, 2025. Each reorganization is part of larger plans to integrate the advisory businesses of Amundi US and Victory Capital Management. After the reorganizations, Victory Capital Management Inc. would be each Victory Pioneer Fund’s investment adviser. Pioneer Investments, a Victory Capital investment franchise, would be responsible for the day-to-day investment management of the Fund.

The Trustees of the Pioneer Funds approved the reorganizations on December 30, 2024 after careful deliberations.

Key Details about Each Reorganization:

✓	Each open-end Pioneer Fund would be reorganized into a newly-created Victory Pioneer Fund, expected to be managed by the Pioneer Fund’s current portfolio management team.

✓

Each newly-created Fund was formed for the sole purpose of this reorganization, and would employ substantially the same investment strategies, subject to any differences described in the proxy statement/prospectus.

✓

Importantly, for at least three years following the reorganizations, the net expenses associated with investing in a Victory Pioneer Fund would be no higher than, either (i) net expenses associated with investing in the corresponding Pioneer Fund after application of expense limitation arrangements currently in effect for the Pioneer Fund, if any, or (ii) net expenses of the Pioneer Fund as of the end of the most recent fiscal year end at the time of the closing date of the reorganizations, whichever is lower.

Financial advisors seeking assistance with the voting process should call our sales desk at 800-622-9876.

You can vote using one of the options below:

•	Online: Visit the website indicated on the proxy card received.

•	Phone: Call (800) 488-8095. You can speak to a representative to place votes.

•	Mail: Sign, date and return proxy cards in the postage-paid envelope provided.

Applicable legal standards require that a majority of each Fund’s outstanding voting securities approve the reorganization. Voting helps ensure that the shares are represented and that we avoid unnecessary calls and mailing.

Detailed information about the Special Meeting of Shareholders and the proposal can be found in the proxy statement/prospectus, or online at: vote.proxyonline.com/Pioneer/docs

For Broker/Dealer Use Only. Not for Use with the Public.

Shareholders are urged to read the proxy statement/prospectus relating to the reorganizations carefully and in its entirety. The proxy statement/prospectus contains information regarding the investment objectives, risks, charges and expenses of the newly-created Victory Pioneer Funds and other important information that shareholders should carefully consider.

Before investing, consider the product’s investment objectives, risks, charges and expenses. Contact your financial professional or Amundi Asset Management US for a prospectus or a summary prospectus containing this Information. Read it carefully.

Securities offered through Amundi Distributor US, Inc.

Underwriter of Pioneer mutual funds, Member SIPC

60 State Street Boston, Massachusetts 02109

amundi.com/us

©2025 Amundi Asset Management US

RO: 4306099

For Broker/Dealer Use Only. Not for Use with the Public.